Exhibit 23

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21287) pertaining to the 1996 Stock Incentive Plan of International Telecommunication Data Systems, Inc., in the Registration Statement (Form S-8 No. 333-21283) pertaining to the 1996 Employee Stock Purchase Plan of International Telecommunication Data Systems, Inc. and in the Registration Statement (Form S-8 No. 333-47865) pertaining to the 1997 Stock Incentive Plan of International Telecommunication Data Systems, Inc. of our report dated February 10, 1998, except for information describing the three-for-two stock split in Note 1 and Note 3 as to which the date is February 23, 1998, with respect to the financial statements of International Telecommunication Data Systems, Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 1997.


                                                   /s/ Ernst & Young LLP

Stamford, Connecticut
March 30, 1998